As filed with the Securities and Exchange Commission on November 23, 2009

Registration No. 333-92293

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CENTENNIAL COMMUNICATIONS CORP.
(Exact name of registrant as specified in its charter)

Delaware	061242753
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

3349 Route 138
Wall, NJ 07719
(Address of principal executive offices)

Centennial Communications Corp. and its Subsidiaries
1999 Stock Option and Restricted Stock Purchase Plan
(Full Title of the Plans)

Ann E. Meuleman,
Senior Vice President and Secretary
AT&T Inc.
208 S. Akard, 32nd Floor
Dallas, Texas 75202
(Name and Address of Agent For Service)

(210) 821-4105
(Telephone Number, Including Area Code, of Agent for Service)

Copy to:
Wayne Wirtz
Associate General Counsel
AT&T Inc.
208 S. Akard, 30th Floor
Dallas, Texas 75202
(210) 821-4105

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer X	Accelerated filer
Non-accelerated filer	Smaller Reporting Company
(Do not check if a smaller reporting company)

REMOVAL OF SHARES FROM REGISTRATION

This Post-Effective Amendment No.1 to the Form S-8 Registration Statement is being filed solely to remove from registration securities that were registered and will not be issued in connection with the Registrant’s offering.

Centennial Communications Corp. (the “Registrant") filed a Registration Statement on Form S-8 (No. 333-92293) on December 7, 1999 (the “Registration Statement”) with the Securities and Exchange Commission with respect to a total of 9,000,000 shares of the Registrant’s Class A Common Stock (after giving effect to a 3-for-1 stock split), which were to be issued in connection with the Centennial Cellular Corp. and its Subsidiaries 1999 Stock Option and Restricted Stock Purchase Plan (the “Stock Purchase Plan”).

The Registrant entered into an Agreement and Plan of Merger, dated as of November 7, 2008 (the “Merger Agreement”), among AT&T Inc., a Delaware corporation (“AT&T”), Independence Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of AT&T (“Merger Sub”), and the Registrant, pursuant to which Merger Sub would merge with and into the Registrant, with the Registrant surviving the merger as a wholly-owned subsidiary of AT&T (the “Merger”).

The Merger became effective on November 6, 2009. As a result of the Merger, all of the Registrant's Common Stock is wholly-owned by AT&T.

Pursuant to the Registrant’s undertaking in Part II, Item 9 in the Registration Statement, the Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement to withdraw the Registration Statement, including all amendments and exhibits to the Registration Statement, with respect to all unsold shares of the Registrant’s common stock registered under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 23rd of November, 2009.

CENTENNIAL COMMUNICATIONS CORP.
(Registrant)

By:	/s/ PETER A. RITCHER

Name:	Peter A. Ritcher
Title:	Chief Financial Officer

Date:	November 23, 2009

Pursuant to the requirements of the Securities Act of 1933, this Post Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated and on November 23, 2009.

Name	Title

/s/ RALPH DE LA VEGA	President and Director
(Principal Executive Officer)
Ralph de la Vega

/s/ PETER A. RITCHER	Chief Financial Officer
(Principal Financial Officer)
Peter A. Ritcher

/s/ GREGORY T. HALL	Vice President and Controller
(Principal Accounting Officer)
Gregory T. Hall

/s/ RICHARD G. LINDNER	Director

Richard G. Lindner

/s/ WAYNE WATTS	Director

Wayne Watts